FOR IMMEDIATE RELEASE    Contact:  Janice C. Warren
                                   Corporate Communications
                                   Manager
                                   FiberMark, Inc.
                                   (802) 257-5981


                              FIBERMARK ANNOUNCES
                  RECORD EARNINGS FOR THE FIRST QUARTER 1997
               THREE FOR TWO STOCK SPLIT EFFECTIVE MAY 13, 1997

____________________________________________________________


BRATTLEBORO, VERMONT (April 24, 1997) -- FiberMark, Inc. (NYSE:FMK) today announced record results for the quarter ended March 31, 1997.

The Company also announced a three for two stock split on its common stock to be effective May 13, 1997, for shareholders of record at the close of business on May 6, 1997. This split will increase the outstanding shares of FiberMark to 6,064,638 from its current level of 4,043,092 shares. Alex Kwader, President and Chief Executive Officer of FiberMark, commented that "this stock split should facilitate investment in FiberMark and result in improved liquidity".

Net earnings for the first quarter of 1997 were $2.7 million or $.68 per share--a record high in Company quarterly earnings. First quarter results represent an 8% increase over the previous earnings record established in the fourth quarter of 1996 and are more than two and one-half times the level for the comparable quarter of 1996, during which the Company earned $1.0 million or $.26 per share.

Net sales for the quarter were $59.4 million as compared to $24.9 million for the comparable quarter in 1996. $32.3 million of this increase is attributable to the October 31, 1996 acquisition of Custom Papers Group and Arcon Coating Mills. First quarter sales for the markets in which the Company was established prior to the acquisitions were $27.1 million, up 8.8% from the comparable quarter in 1996. Sales in the office products market increased 12.5% to $14.4 million, compared to $12.8 million in the first quarter of 1996. Durable specialty sales increased 7.7% to $8.4 million versus $7.8 million in the comparable 1996 quarter. The book cover component of our technical specialty sales increased 2.5% to $3.9 million as compared to $3.8 million in the first quarter of 1996.

"Strong earnings were helped by stable raw material costs, productivity improvements, and overall market strength," according to Kwader. "Looking ahead, we anticipate continued strength, despite some selective softening of order levels relative to the strong conditions experienced during the last two quarters. On the raw material side, prices may increase slightly during both the second and third quarters. Relative to the acquisitions we made last fall, we are moving forward with elimination of redundant corporate overhead, consolidation of facilities, and reconfiguration of our production to optimize manufacturing efficiencies".

FiberMark is recognized as a leader in the use of recycled materials and is a leading manufacturer and converter of specialty fiber-based materials serving a wide range of industrial and consumer needs. Key products include pressboard and edge binding tapes used in filing products and report covers for office and school use, filtration materials for car and truck engines, insulation materials for power transformers and printed circuit boards, and saturated base materials for masking tapes and book covers. The Company has ten manufacturing locations throughout the United States which focus on niche markets worldwide, applying its specialty fibers expertise and versatile manufacturing capabilities.

(Tables to follow.)



FIBERMARK IS NOW ON-LINE AT ITS NEW ADDRESS:  "HTTP://WWW.FIBERMARK.COM".

                                FIBERMARK, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   UNAUDITED

                                                      THREE MONTHS ENDED MARCH 31

                                                     1997                     1996
                                                    Actual                   Actual
 Net Sales                                             $ 59,442                 $ 24,859
 Cost of Sales                                           48,177                   21,356

 Gross Profit                                            11,265                    3,503
 General and Administrative Expenses                      4,416                    1,961

 Income from Operations                                   6,849                    1,542

 Other (Income) Expenses, Net                                72                     (328)
 Interest Expense                                         2,258                      180

 Income Before Income Taxes                               4,519                    1,690

 Provision for Income Taxes                               1,786                      642

 Net Income Applicable to Common Shares                $  2,733                 $  1,048

 Net Income Per Common Share                           $   0.68                 $   0.26

 Average Number of Shares Outstanding                     4,042                    4,033

                                FIBERMARK, INC.
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)
                                   UNAUDITED

                                                  March 31,             March 31,
                                                    1997                  1996
                   ASSETS
 CURRENT ASSETS:
       Cash                                            10,651                   488
       Accounts Receivable                             24,235                10,583
       Cogen Receivable                                 1,785                 1,680
       Inventories                                     31,137                16,814
       Other                                            1,879                   753
       Deferred Income Taxes                            2,090
               TOTAL CURRENT ASSETS                    71,777                30,318

 LONG TERM COGEN RECEIVABLE                              -                    1,832
 PROPERTY, PLANT AND EQUIPMENT, NET                    91,801                34,863
 GOODWILL, NET                                         46,553                   496
 ORGANIZATIONAL AND FINANCING COSTS                     5,915                 2,012
 DEFERRED INCOME TAXES                                   -                    4,128

 TOTAL ASSETS                                         216,046                73,649

    LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
       Accounts Payable                                17,835                 6,808
       Accrued Liabilities                             23,681                 5,978
       Current Portion of Long Term Debt                                      1,750
               TOTAL CURRENT LIABILITIES               41,516                14,536

 LONG TERM LIABILITIES:
       Senior Term Debt                               100,000                 3,411
               TOTAL LONG TERM DEBT                   100,000                 3,411

       Deferred Gain                                   12,174                13,892
       Deferred Income Tax                             11,510
               TOTAL LONG TERM
               LIABILITIES                            123,684                17,303

 STOCKHOLDERS' EQUITY:
       Common Stock                                         4                     4
       Additional Paid in Capital                      44,753                44,698
       Unearned Compensation                                                    (79)
       Accumulated Earnings (Deficit)                   6,089                (2,813)
               TOTAL STOCKHOLDERS' EQUITY              50,846                41,810

 TOTAL LIABILITY AND STOCKHOLDERS' EQUITY             216,046                73,649
